Exhibit 10.65

HYSTER-YALE MATERIALS HANDLING, INC.

LONG-TERM EQUITY INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of this Long-Term Equity Incentive Plan (this “Plan”) is to further the long-term profits and growth of Hyster-Yale Materials Handling, Inc. (the “Company”) by enabling the Company and/or its wholly-owned subsidiaries (together with the Company, the “Employers”) to attract, retain and reward executive employees of the Employers by offering long-term incentive compensation to those executive employees who will be in a position to make significant contributions to such profits and growth. This incentive compensation is in addition to annual compensation and is intended to encourage enhancement of the Company’s stockholder value.

2.	Definitions

(a)	“Average Award Share Price.” Except as otherwise provided in the Guidelines for the 2012 and 2013 Performance Periods, Average Award Share Price means the lesser of (i) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week during the calendar year preceding the commencement of the Performance Period (or such other previous calendar year as determined by the Committee and specified in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, such determination shall be made not later than 90 days after the commencement of the applicable Performance Period) or (ii) the average of the closing price per share of Class A Common Stock on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the applicable Performance Period.

(b)	“Award” means an award paid to a Participant under this Plan for a Performance Period (or portion thereof) in an amount determined pursuant to a formula based upon the achievement of Performance Objectives which is established by the Committee; provided, however, that with respect to any Qualified Performance-Based Award, such formula shall be established not later than 90 days after the commencement of the Performance Period on which the Award is based and prior to the completion of 25% of such Performance Period. The Committee shall allocate the amount of an Award between the cash component, to be paid in cash, and the equity component, to be paid in Award Shares, pursuant to a formula which is established by the Committee; provided, however, that with respect to any Qualified Performance-Based Award, such formula shall be established not later than 90 days after the commencement of the Performance Period on which the Award is based and prior to the completion of 25% of such Performance Period.

(c)	“Award Shares” means fully-paid, non-assessable shares of Class A Common Stock that are issued pursuant to, and with such restrictions as are imposed by, the terms of this Plan and the Guidelines. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing and, in the discretion of the Company, may be issued as certificated or uncertificated shares.

(d)	“Change in Control” means the occurrence of an event described in Appendix 1 hereto.

(e)	“Class A Common Stock” means the Company’s Class A Common Stock, par value $1.00 per share.

(f)	“Committee” means the Compensation Committee of the Company’s Board of Directors or any other committee appointed by the Company’s Board of Directors to administer this Plan in accordance with Section 3, so long as any such committee consists of not less than two directors of the Company and so long as each member of the Committee (i) is an “outside director” for purposes of Section 162(m) and (ii) is a “non-employee director” for purposes of Rule 16b-3.

(g)	“Covered Employee” means any Participant who is a “covered employee” for purposes of Section 162(m) or any Participant who the Committee determines in its sole discretion could become a “covered employee.”

(h)	“Guidelines” means the guidelines that are approved by the Committee for the administration of the Awards granted under this Plan. To the extent that there is any inconsistency between the Guidelines and this Plan, the Guidelines will control.

(i)	“Participant” means any person who is classified as a salaried employee of the Employers (including directors of the Employers who are also salaried employees of the Employers) who, in the judgment of the Committee, occupies a position in which his efforts may significantly contribute to the profits or growth of the Company and who is designated by the Compensation Committee as a Participant in the Plan. A “Non-U.S. Participant” shall mean a Participant who resides outside of the U.S. and a “U.S. Participant” shall mean any Participant who is not a Non-U.S. Participant. Notwithstanding the foregoing, (A) leased employees (as defined in Code Section 414) and (B) persons who are participants in the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan for a particular Performance Period shall not be eligible to participate in this Plan for the same Performance Period.

(j)	“Payment Period” means, with respect to any Performance Period, the period from January 1 to March 15 of the calendar year immediately following the calendar year in which such Performance Period ends.

(k)	“Performance Period” means any period of one or more years (or portion thereof) on which an Award is based, as established by the Committee. Any Performance Period(s) applicable to a Qualified Performance-Based Award shall be established by the Committee not later than 90 days after the commencement of the Performance Period on which such Qualified Performance-Based Award will be based and prior to completion of 25% of such Performance Period.

(l)

“Performance Objectives” shall mean the performance objectives established pursuant to this Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or any subsidiary, division, business unit, department or function of the Company. Performance Objectives may be measured on an absolute or relative basis. Different groups of Participants may be subject to different Performance Objectives for the same Performance Period. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more, or a combination, of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, earnings before interest and taxes, revenue, revenue growth, gross margin, net or standard margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), operating profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value added, economic value increase over time, new project development or net sales.

(m)	“Qualified Performance-Based Award” shall mean any Award or portion of an Award granted to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m).

(n)	“Retire” or “Retirement” means a termination of employment after reaching age 60 with at least 15 years of service.

(o)	“Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (or any successor rule to the same effect), as in effect from time to time.

(p)	“Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Performance Period pursuant to the Hay salary point system, or any successor salary point system adopted by the Committee.

(q)	“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision.

(r)	“Spin-Off Date” means the “Spin-Off Date,” as such term is defined in the 2012 Separation Agreement between NACCO Industries, Inc. and Hyster-Yale Materials Handling, Inc.

(s)	“Target Award” means a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Salary Points by (ii) the long-term incentive compensation target percent for those Salary Points for the applicable Performance Period, as determined by the Committee. The Target Award is the award that would be paid to a Participant under this Plan if each Performance Objective was met.

3.	Administration

This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)). A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

4.	Eligibility

Each Participant shall be eligible to participate in this Plan and receive Awards in accordance with Section 5. The Committee shall have the discretion to grant an Award to a Participant who does not meet the requirements specified in Section 5; provided that no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be includable as applicable employee remuneration of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)).

5.	Awards

The Committee may, from time to time and upon such conditions as it may determine, authorize the payment of Awards to Participants, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a)	The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the amount of each Award, which formula is based upon the Company’s achievement of Performance Objectives; provided, however, that with respect to any Award that is designated by the Committee as a Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the 90th day of the applicable Performance Period and prior to the completion of 25% of such Performance Period. Each grant shall specify an initial allocation between the cash portion of the Award and the equity portion of the Award.

(b)

Prior to the end of the Payment Period, the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula and actual performance relative to the Target Awards previously determined in accordance with Section 5(a); and (ii) a final calculation of the amount of each Award to be paid to each Participant for the Performance Period. Such approval shall be certified by the Committee before any amount is paid under any Award with respect to that Performance Period. Notwithstanding the foregoing, the Committee shall have the power to (1) decrease the amount of any Award below the amount determined in accordance with the foregoing provisions; (2) increase the amount of any Award above the initial amount determined in accordance with the foregoing provisions or adjust the amount thereof in any other manner determined by the Committee in its sole and absolute discretion; and/or (3) adjust the allocation between the cash portion of the Award and the equity portion of the Award; provided, however, that (A) no such decrease may occur following a Change in Control and (B) no such increase, change or adjustment may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)). No Award, including any Award equal to the Target Award, shall be payable under this Plan to any Participant except as determined by the Committee.

(c)

Calculations of Target Awards for a Performance Period shall initially be based on the Participant’s Salary Points as of January 1st of the first year of the Performance Period. However, such Target Awards shall be changed during or after the Performance Period under the following circumstances: (i) if a Participant receives a change in Salary Points, salary midpoint and/or long-term incentive compensation target percentage during a Performance Period, such change shall be reflected in a pro-rata Target Award, (ii) employees hired into or promoted into a position eligible to participate in the Plan during a Performance Period will be assigned a pro-rated Target Award based on their length of service during the Performance Period; provided that the employees have been employed by the Employers for at least 90 days during the Performance Period and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion; provided, however, that (X) no such decrease may occur following a Change in Control and (Y) no such increase, adjustment or any other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)). Unless otherwise determined by the Committee (in its sole and absolute discretion), in order to be eligible to receive an Award for a Performance Period, the Participant must be employed by an Employer and must be a Participant on December 31st of the last year of the Performance Period. Notwithstanding the foregoing, if a Participant dies, becomes disabled or Retires during the Performance Period, the Participant shall be entitled to a pro-rata portion of the Award for such Performance Period, calculated based on actual performance for the entire Performance Period and the number of days the Participant was actually employed by the Employers during the Performance Period.

(d)	Each Award shall be fully paid during the Payment Period and shall be paid partly in cash and partly in Award Shares. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may require that an Award that is payable to a Non U.S. Participant may be paid fully in cash. The number of Award Shares to be issued to a Participant shall be determined by dividing the equity portion of the Award by the Average Award Share Price (subject to adjustment as described in Subsection (b) above). The Company shall pay any and all brokerage fees and commissions incurred in connection with any purchase by the Company of shares which are to be issued as Award Shares and the transfer thereto to Participants. Awards shall be paid subject to all withholdings and deductions pursuant to Section 6. Notwithstanding any other provision of this Plan, the maximum amount paid to a Participant in a single calendar year as a result of Awards under this Plan shall not exceed the greater of (i) $12,000,000 or (ii) the fair market value of 50,000 Award Shares, determined at the time of payment.

(e)	At such time as the Committee approves a Target Award and formula for determining the amount of each Award, the Committee shall designate whether all or any portion of the Award is a Qualified Performance-Based Award.

6.	Withholding Taxes/Offsets

(a)	To the extent that an Employer is required to withhold federal, state or local taxes in connection with any Award paid to a Participant under this Plan, and the amounts available to the Employer for such withholding are insufficient, it shall be a condition to the receipt of such Award that the Participant make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such Award. The Company and a Participant may also make similar arrangements with respect to the payment of any other taxes derived from or related to the Award with respect to which withholding is not required.

(b)	If, prior to the payment of any Award, it is determined by an Employer, in its sole and absolute discretion that any amount of money is owed by the Participant to the Employer, the Award otherwise payable to the Participant may be reduced in satisfaction of the Participant’s debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.

7.	Change in Control

(a)	The following provisions shall apply notwithstanding any other provision of this Plan to the contrary.

(b)	Amount of Award for Year of Change In Control. In the event of a Change in Control during a Performance Period, the amount of the Award payable to a Participant who is employed by an Employer on the date of the Change in Control (or who died, become permanently disabled or Retired during such Performance Period and prior to the Change in Control) for such Performance Period shall be equal to the Participant’s Target Award for such Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Performance Period.

(c)	Time of Payment. In the event of a Change in Control, the payment date of all outstanding Awards (including, without limitation, the pro-rata Target Award for the Performance Period during which the Change in Control occurred) shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

8.	Award Shares Terms and Restrictions

(a)	Award Shares granted to a Participant shall entitle such Participant to voting, dividend and other ownership rights. Each payment of Award Shares shall be evidenced by an agreement executed on behalf of the Company by an authorized officer and delivered to and accepted by such Participant. Each such agreement shall contain such terms and provisions, consistent with this Plan, as the Committee may approve, including, without limitation, prohibitions and restrictions regarding the transferability of Award Shares.

(b)	Except as otherwise set forth in this Section, Award Shares shall not be assigned, transferred, exchanged, pledged, hypothecated or encumbered (a “Transfer”) by a Participant or any other person, voluntarily or involuntarily, other than a Transfer of Award Shares (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order meeting the definition of a qualified domestic relations order under Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended (“QDRO”), (iii) to a trust for the benefit of a Participant or his spouse, children or grandchildren (provided that Award Shares transferred to such trust shall continue to be Award Shares subject to the terms of this Plan) or (iv) with the consent of the Committee, after the substitution by a Participant of a number of shares of Class A or Class B Common Stock of the Company (the “New Shares”) for an equal number of Award Shares, whereupon the New Shares shall become and be deemed for all purposes to be Award Shares, subject to all of the terms and conditions imposed by this Plan and the Guidelines on the shares for which they are substituted, including the restrictions on Transfer, and the restrictions hereby imposed on the shares for which the New Shares are substituted shall lapse and such shares shall no longer be subject to this Plan or the Guidelines. The Company shall not honor, and shall instruct the transfer agent not to honor, any attempted Transfer and any attempted Transfer shall be invalid, other than Transfers described in clauses (i) through (iv) above.

(c)	Each Award shall provide that a Transfer of the Award Shares shall be prohibited or restricted for a period of ten years from the last day of the Performance Period, or such other shorter or longer period as may be determined by the Committee (in its sole and absolute discretion) from time to time. Notwithstanding the foregoing, such restrictions shall automatically lapse on the earliest of (i) the date the Participant dies or becomes permanently disabled, (ii) five years (or earlier with the approval of the Committee) after the Participant Retires, (iii) an extraordinary release of restrictions pursuant to Subsection (d) below, or (iv) a release of restrictions as determined by the Committee in its sole and absolute discretion (including, without limitation, a release caused by a termination of this Plan). Following the lapse of restrictions pursuant to this Subsection or Subsection (d) below, the shares shall no longer be “Award Shares” and, at the Participant’s request, the Company shall take all such action as may be necessary to remove such restrictions from the stock certificates, or other applicable records with respect to uncertificated shares, representing the Award Shares, such that the resulting shares shall be fully paid, nonassessable and unrestricted by the terms of this Plan.

(d)	Extraordinary Release of Restrictions.

(i)	A Participant may request in writing that a Committee member authorize the lapse of restrictions on a Transfer of such Award Shares if the Participant desires to dispose of such Award Shares for (A) the purchase of a principal residence for the Participant, (B) payment of medical expenses for the Participant, his spouse or his dependents, (C) payment of expenses for the education of the Participant, his spouse or his dependents for the next 18 months or (iv) any other extraordinary reason which the Committee has previously approved in writing The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions in the manner described in Subsection (c) on such number of Award Shares as the Committee shall authorize.

(ii)	A Participant who is employed by the Employers may request such a release at any time following the third anniversary of the date the Award Shares were issued; provided that the restrictions on no more than 20% of such Award Shares may be released pursuant to this Subsection (d). A Participant who is no longer employed by the Employers may request such a release at any time following the second anniversary of the date the Award Shares were issued; provided that the restrictions on no more than 35% of such Award Shares may be released pursuant to this Subsection (d).

(e)	Legend. The Company shall cause an appropriate legend to be placed on each certificate, or other applicable records with respect to uncertificated shares, for the Award Shares, reflecting the foregoing restrictions.

9.	Amendment, Termination and Adjustments

(a)	The Committee, subject to approval by the Board of Directors of the Company, may alter or amend this Plan from time to time or terminate it in its entirety; provided, however, that no such action shall, without the consent of a Participant, affect the rights in (i) an outstanding Award of a Participant that was previously approved by the Committee for a Performance Period but has not yet been paid or (ii) any Award Shares that were previously issued to a Participant under this Plan. Unless otherwise specified by the Committee, all Award Shares that were issued prior to the termination of this Plan shall continue to be subject to the terms of this Plan following such termination; provided that the Transfer restrictions on such Shares shall lapse as otherwise provided in Section 8.

(b)	The Committee may make or provide for an adjustment in (A) the total number of Award Shares to be issued under this Plan specified in Section 10 or (B) the definition of Average Award Share Price as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to reflect (i) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, the “Extraordinary Events”). Any securities that are distributed in respect to Award Shares in connection with any of the Extraordinary Events shall be deemed to be Award Shares and shall be subject to the Transfer restrictions set forth herein to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued, unless such restrictions are waived or otherwise altered by the Committee.

(c)	Notwithstanding the provisions of Subsection (a) or Subsection (b), without further approval by the stockholders of the Company, no such action shall (i) increase the maximum number of Award Shares to be issued under this Plan specified in Section 10 (except that adjustments and additions expressly authorized by this Section shall not be limited by this clause (i)), (ii) cause Rule 16b-3 to become inapplicable to this Plan or (iii) cause any amount of any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Section 162(m)).

10.	Award Shares Subject to Plan

Subject to adjustment as provided in this Plan, the total number of shares of Class A Common Stock that may be issued as Award Shares under this Plan shall be 750,000.

11.	Approval by Stockholders

This Plan will be submitted for approval by the stockholders of the Company. If such approval has not been obtained by July 1, 2013, all grants of Target Awards made on or after January 1, 2013 for Performance Periods beginning on or after January 1, 2013 will be rescinded.

12.	General Provisions

(a)	No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.

(b)	Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

(c)	Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d)	Limitation on Rights of Employees. No Trust. No trust has been created by the Employers for the payment of Awards under this Plan; nor have the employees been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Company and a participant hereunder is a mere unsecured creditor of the Company.

(e)	Non-transferability of Awards. Awards shall not be transferable by a Participant. Award Shares paid pursuant to an Award shall be transferable, subject to the restrictions described in Section 8.

(f)	Section 409A of the Internal Revenue Code. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued thereunder, and shall be administered in a manner that is consistent with such intent.

13.	Effective Date

This Plan shall be effective as of, and contingent upon, the Spin-Off Date.

Appendix 1. Change in Control.

Change in Control. The term “Change in Control” shall mean the occurrence of (i), (ii) or (iii) below; provided that such occurrence occurs on or after the Spin-Off Date and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of Hyster-Yale Materials Handling, Inc. (“HY”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A)	directly from HY that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded HY Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the outstanding voting securities of HY inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the outstanding voting securities of HY, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of HY ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of HY or the acquisition of assets of another corporation, or other transaction involving HY (“HY Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded HY Business Combination”):

(A)	the individuals and entities who beneficially owned, directly or indirectly, HY immediately prior to such HY Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such HY Business Combination (including, without limitation, an entity that as a result of such transaction owns HY or all or substantially all of the assets of HY, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of HY, providing for such HY Business Combination, at least a majority of the members of the Board of Directors of HY were Incumbent Directors.

III. Definitions. The following terms as used herein shall be defined as follow:

1.	“Incumbent Directors” means the individuals who, as of the Spin-Off Date, are Directors of HY and any individual becoming a Director subsequent to such date whose election, nomination for election by HY’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of HY in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of HY occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of HY.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the 2012 Stockholders’ Agreement, as amended from time to time, by and among the “Depository”, the “Participating Stockholders” (both as defined therein) and HY; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect on the date of the Change in Control, (ii) any direct or indirect subsidiary of HY and (iii) any employee benefit plan (or related trust) sponsored or maintained by HY or any direct or indirect subsidiary of HY.